UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

DATE OF REPORT – July 24, 2008

(Date of Earliest Event Reported)

COLUMBIA LABORATORIES, INC.
(Exact name of Company as specified in its charter)

Commission File No.  1-10352

Delaware	59-2758596
(State of Incorporation)	(I.R.S. Employer Identification No.)

354 Eisenhower Parkway Livingston, New Jersey	07039
(Address of principal executive offices)	Zip Code

Company’s telephone number, including area code:  (973) 994-3999

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02                      Termination of a Material Definitive Agreement.

On July 24, 2008, Columbia Laboratories, Inc. (the “Company”) terminated the license and supply agreement dated October 16, 2002 (the “STRIANT Agreement”) with Ardana Bioscience Ltd. (“Ardana”), pursuant to which Ardana was to market, distribute and sell STRIANT® (testosterone buccal system) in 18 European countries (excluding Italy) as necessary governmental product and pricing approvals were obtained. Prior to termination Ardana had marketed and sold STRIANT in the United Kingdom itself, and sold STRIANT in Ireland, Germany, Sweden, Finland, Norway, Denmark, and the Netherlands through other distributors. Company sales to Ardana and its distribution network during the past 18 months were less than $60,000. The Company is reaching out to Ardana’s distributors directly to maintain the supply of product, and is seeking a new distributor in the United Kingdom.

On July 24, 2008, the Company terminated a development and license agreement dated December 26, 2002 (the “Terbutaline Agreement”) with Ardana to develop the Company’s terbutaline vaginal gel product candidate for the treatment of infertility, dysmenorrhea and endometriosis. In 2007, Ardana suspended development of the product candidate as a result of slow recruitment in a proof of concept clinical trial.

The Company terminated the STRIANT Agreement and the Terbutaline Agreement pursuant to its rights under each agreement to terminate them in the event of the insolvency of Ardana. Ardana announced on June 30, 2008 that it suspended trading in its shares, was no longer in a position to continue its operations, and had appointed administrators of the company. No early termination penalties were incurred by the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 29, 2008
COLUMBIA LABORATORIES, INC.
By: /S/ James A. Meer James A. Meer Senior Vice President, Chief Financial Officer & Treasurer